EXHIBIT 99.1

Evolving Systems Reports its 2018 Year-End and Fourth Quarter Financial Results

ENGLEWOOD, Colorado — April 4, 2019 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its fourth quarter and full year ended December 31, 2018.

2018 Financial Results Highlights:

•                  2018 revenues exceeded $30 million, an increase of $1.8 million to $30.6 million up 6.3% compared to 2017

•                  2018 marked the first complete year of the Company’s fully integrated, with our prior year acquisitions, real-time digital engagement portfolio of services sold across our global footprint

•                  During the fourth quarter, the Company incurred a non-cash charge related to the impairment of a substantial portion of goodwill of $17.8 million associated with our past acquisitions and triggered by the recent decline in the market capitalization of the Company

•                  The Company reported an operating loss of $16.0 million and a net loss of $14.8 million; excluding the goodwill impairment, operating income would have been of $1.8 million and with net income of $3.0 million

•                  The Company reported positive Adjusted EBITDA for 2018 of $3.5 million or 11.6% of revenues

•                  Management continues its strategic investments to enhance its R&D activities, Sales and Marketing initiatives, and global business development to drive long-term growth, profitability, and increased operating cash flow

Commenting on the Company’s 2018 progress, Matthew Stecker, Evolving Systems’ Chief Executive Officer and Executive Chairman, stated: “2018 continued to be a transformative year for Evolving Systems, the first full year with the acquisitions of BLS and Lumata as part of our marketing offering. The Company is leveraging those additions to significantly enhance our product solutions and further expand our customer base having identified several growth opportunities that have become suitable in light of our newly expanded portfolio.”

Stecker continued: “During 2019, we will continue to focus our investment on innovation and product enhancement, and identifying further new sales opportunities in the Telecom Market. While we continue to grow our sales and marketing expertise and expand our business development team’s global footprint to better serve our ~100 mobile operator customers and broaden our customer base, we’re doing so in the context of a renewed focus on profitability and positive operating cash flow as a priority.  We expect to achieve both in 2019.  We will also intensify our efforts to market the Evolving Systems brand and generate sustainable, long-term shareholder value.”

2018 Results

Total revenue for the year ended December 31, 2018 was $30.6 million, a $1.8 million or 6.3% increase over the comparable year-ago period. Services revenues of $29.2 million, that are mostly recurring in nature, increased year-over-year by $3.8 million or 15.1%.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 66.2% for the year ended December 31, 2018 as compared to gross profit margins of approximately 70.0% for the year ended December 31, 2017. This decline was primarily related to the increase in cost of revenue associated with the real-time digital engagement projects, including existing projects from the Company’s acquisitions in 2017 and the shift from high-margin licensing sales to managed services solutions that create recurring revenue streams and on-going client engagement.

In accordance with Accounting Standards Codification (ASC) 350 “Intangibles Goodwill and Other” we are required to test our goodwill and other indefinite-lived intangible assets for impairment. During the fourth quarter of our fiscal year of 2018, our market capitalization declined to a level that was less than the net book value of our stockholders’ equity.  The Company adopted ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating the second step from the quantitative goodwill impairment test. Under this guidance, annual or interim goodwill impairment testing will be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge will then be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the carrying value of goodwill. Given the sustained decline in the market capitalization of our common stock during the fourth quarter of 2018, we performed an interim goodwill impairment test. Management considered that factor, along with other possible factors affecting the assessment of the Company’s reporting unit for the purposes of performing a goodwill impairment assessment.  The outcome of this goodwill impairment test resulted in a non-cash charge for the impairment of goodwill of $17.8 million,  which was recorded in the consolidated financial statements for the year ended December 31, 2018.

Total operating expenses were $36.3 million in the year-ended December 31, 2018. Excluding the goodwill impairment, the Company’s operating expenses were $18.5 million which increased by approximately $3.8 million or 25.9%, as compared to $14.7 million in the corresponding year-ago period. The increase in total operating expenses was primarily related to increased costs from the acquired companies’ first full year, as well as our increased focus on product development and growing our global business development team in tandem with additional marketing efforts. Further, there were approximately $0.5 million of one-time charges, associated with the settlement of a legal matter related to a prior acquisition, that are not anticipated to repeat in future periods.

The Company reported an operating loss of $16.0 million and a net loss of $14.8 million, inclusive of the goodwill impairment loss of $17.8 million, as compared to operating income of $5.4 million and net income $2.5 million for the years ended December 31, 2018 and 2017, respectively. Net loss per share, both basic and diluted was ($1.22) for the year ended December 31, 2018 as compared to net income per share, both basic and diluted of $0.21 in the comparable year-ago period. When comparing the 2018 and 2017 full-year periods, excluding the goodwill impairment, there would have been net income of $3.0 million as compared to net income of $2.5 million. These results included a tax benefit recognized by the Company in 2018.  The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3.5 million compared to $7.6 million in the 2018 and 2017 year-end periods, respectively, as the Company strategically invests a portion of the profits in the continuing initiatives to foster long term growth.

Cash and cash equivalents as of December 31, 2018 and December 31, 2017 were approximately $ 6.7 million and $7.6 million, respectively. During the fourth quarter of the 2018 fiscal year, the Company made an earnout payment of $0.8 million related to the BLS acquisition.  Contract receivables, net of allowance for doubtful accounts were $7.8 million, a decrease of $2.4 million or approximately 23.6%, compared to December 31, 2017. Working capital decreased $0.9 million or approximately 10.5%, to $8.1 million as of December 31, 2018 from $9.0 million as of December 31, 2017. The decrease in working capital is related to a decrease in contract receivables, unbilled work-in-progress, prepaid and other current assets, and an increase in the current portion of our term loan payable partially offset by decreases in our accounts payable and accrued liabilities and unearned revenue.

Matthew Stecker concluded: “2018 was another year in Evolving Systems’ transformation which calls for investment in our product solutions and for us to grow our staff to better support our global customers.  We are always intelligently seeking new opportunities whether through potential accretive acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance over the long-term to bring our shareholders long term value. We have a very strong customer footprint and decades of proven performance. The key to our future is driving innovation and capturing more wallet share from our installed base, while in parallel driving new engagements that can enhance our value proposition and expand our reach.”

Fourth Quarter Comparisons

Total revenue in the fourth quarter ended December 31, 2018 was $6.9 million as compared to $9.2 million in the comparable year-ago period, a decrease of $2.3 million or 24.5%. Driving the year-over-year decrease were higher revenues associated with the Company’s acquisitions in the previous year due to significant one-time licenses and open project work.  Gross profit margins, excluding depreciation and amortization, were approximately 67.6% and 67.3% for the fourth quarters ended December 31, 2018 and December 31, 2017, respectively.

Total operating expenses for the fourth quarter of 2018 were $22.2 million.  Excluding the goodwill impairment loss, operating expenses would have been $4.5 million compared to $5.3 million for the fourth quarter 2017. The decrease was related to a reduction in professional fees and other general and adminstrative costs related mainly to the acquistions, which were partially offset by the increased efforts in product development.

The Company reported an operating loss of $17.6 million and a net loss of $16.0 million for the fourth quarter ending December 31, 2018.  The Company would have had operating income, excluding the goodwill impairment loss, of $0.2 million for the fourth quarter ended December 31, 2018, as compared to operating income of $0.9 million for the comparable year-ago period. The Company would have had net income, excluding the goodwill impairment loss, of $1.8 million in the 2018 fourth quarter compared to net loss of $0.3 million in the comparable year-ago period.  Adjusted EBITDA for the fourth quarter ended December 31, 2018 was $0.6 million as compared to Adjusted EBITDA of $1.6 million in the fourth quarter ended December 31, 2017.

Conference Call

The Company will be conducting a conference call and webcast on Thursday April 4, 2019 at 5:00 p.m Eastern Time and 3:00 p.m Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 6598263. A telephone replay will be available through April 18, 2019 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406  for international callers. The conference replay ID number is also 6598263. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q4 earnings call’ icon at left. A replay of the webcast will be accessible at that website through July 1, 2019. The webcast is also available by clicking the following link: https://edge.media-server.com/m6/p/dqrujpyo

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 65 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products and its ability to successfully integrate its solutions with existing customer network systems are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed April 4, 2019; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations Contacts:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

#   #   #

EVOLVING SYSTEMS, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands, except share data)

 (unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$6,732	$7,562
Contract receivables	7,757	10,151
Unbilled work-in-progress	3,044	5,823
Prepaid and other current assets	1,351	1,633
Income taxes receivable	1,137	—
Total current assets	20,021	25,169
Property and equipment, net	303	258
Amortizable intangible assets, net	4,550	5,613
Goodwill	6,738	25,216
Deferred income taxes	1,140	274
Total assets	$32,752	$56,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loan - current	$3,573	$2,805
Accounts payable and accrued liabilities	4,483	6,678
Contingent earnout	—	396
Income taxes payable	—	899
Unearned revenue	3,911	5,397
Total current liabilities	11,967	16,175
Long-term liabilities:
Term loan, net	2,365	5,942
Total liabilities	14,332	22,117

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	99,224	98,517
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,115)	(8,202)
Accumulated deficit	(69,448)	(54,661)
Total stockholders’ equity	18,420	34,413
Total liabilities and stockholders’ equity	$32,752	$56,530

EVOLVING SYSTEMS, INC.

 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

 (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUE
License fees	$591	$1,307	$1,433	$3,438
Services	6,331	7,862	29,203	25,374
Total revenue	6,922	9,168	30,636	28,812

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,244	3,002	10,349	8,680
Sales and marketing	1,693	1,729	6,592	5,214
General and administrative	1,237	2,510	6,677	6,065
Product development	1,288	543	4,170	2,042
Depreciation	20	94	121	250
Amortization	237	242	970	860
Restructuring	—	155	—	286
Goodwill Impairment	17,760	—	17,760	—
Total costs of revenue and operating expenses	24,479	8,276	46,639	23,397

Income from operations	(17,557)	893	(16,003)	5,415

Other income (expense)
Interest income	12	(1)	65	1
Interest expense	(109)	(131)	(478)	(365)
Other expense	335	23	393	23
Foreign currency exchange loss	310	(568)	810	(1,137)
Other income (expense), net	548	(678)	790	(1,478)

Income from operations before income taxes	(17,009)	215	(15,213)	3,937
Income tax (benefit) expense	(1,030)	534	(426)	1,421
Net income	$(15,978)	$(319)	$(14,787)	$2,516

Basic income per common share - net income	$(1.32)	$(0.03)	$(1.22)	$0.21

Diluted income per common share - net income	$(1.32)	$(0.03)	$(1.22)	$0.21

Weighted average basic shares outstanding	12,122	11,940	12,108	11,934
Weighted average diluted shares outstanding	12,122	11,998	12,108	11,981

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except share data)

 (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income	$(15,978)	$(319)	$(14,787)	$2,516
Depreciation	20	94	121	250
Amortization of intangible assets	237	242	970	860
Stock-based compensation expense	113	256	701	742
Restructuring	—	155	—	286
Goodwill Impairment	17,760	—	17,760	—
Interest expense and other (benefit), net	(548)	678	(790)	1,478
Income tax (benefit) expense	(1,030)	533	(426)	1,421
Adjusted EBITDA	$573	$1,639	$3,549	$7,553

Non-GAAP net income:
GAAP net income	$(15,978)	$(319)	$(14,787)	$2,516
Amortization of intangible assets	237	242	970	860
Stock-based compensation expense	113	256	701	742
Restructuring	—	155	—	286
Goodwill Impairment	17,760	—	17,760	—
Income tax adjustment for non-GAAP*	(62)	(202)	(352)	(636)
Non-GAAP net income	$2,069	$132	$4,292	$3,768

Diluted net income per share
GAAP	$(1.32)	$(0.03)	$(1.22)	$0.21
Non-GAAP	$0.17	$0.01	$0.35	$0.31
Shares used to compute diluted net income per share	12,122	11,998	12,108	11,981

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.